EverBank Financial Corp Announces Third Quarter 2014 Financial Results

JACKSONVILLE, FL, October 29, 2014 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the third quarter ended September 30, 2014.
"We are pleased with our third quarter performance as we delivered strong earnings, achieved robust portfolio loan growth and benefited from our deposit growth initiatives," said Robert M. Clements, chairman and chief executive officer. "We remain focused on executing our core strategies designed to enhance the long-term value of our franchise and serve the needs of our consumer and commercial banking clients."
GAAP net income available to common shareholders was $41.0 million for the third quarter 2014, compared to $32.3 million for the second quarter 2014 and $30.6 million for the third quarter 2013. GAAP diluted earnings per share were $0.33, a 27% increase from $0.26 in the second quarter 2014 and a 32% increase from $0.25 in the third quarter 2013.
Third Quarter 2014 Key Highlights

•	Return on average equity (ROE) was 10.6% for the quarter.

•	Portfolio loans held for investment (HFI) of $16.6 billion, an increase of 8% compared to the prior quarter.

•	Retained originations of $1.7 billion in the quarter; year to date retained originations of $4.3 billion.

•	Total assets of $20.5 billion, an increase of 4% compared to the prior quarter.

•	Total deposits of $14.5 billion, an increase of 4% compared to the prior quarter.

•	Tangible common equity per common share increased 8% year over year to $12.36 at September 30, 2014.

•	Strong capital position with bank tier 1 leverage ratio of 8.5% and bank total risk-based capital ratio of 14.0%.

•	Adjusted non-performing assets to total assets[1] improved to 0.50% at September 30, 2014. Annualized net charge-offs to total loans and leases held for investment remained low at 0.09% for the quarter.
"During the quarter, we continued to execute on initiatives designed to deliver improved efficiency and drive operating leverage across the organization," said W. Blake Wilson, president and chief operating officer. "The investments we have made in our origination franchise are resulting in continued portfolio loan growth across our consumer and commercial businesses."
Balance Sheet
Strong Asset Growth
Total assets were $20.5 billion at September 30, 2014, an increase of $757 million, or 4%, compared to the prior quarter and an increase of $2.9 billion, or 16%, year over year. The strong sequential increase was driven by a $1.3 billion, or 8%, increase in portfolio loans HFI to $16.6 billion, resulting from both consumer and commercial loan growth, offset by an $833 million, or 49%, decrease in portfolio loans held for sale (HFS). The decrease in loans HFS resulted from the sale of fixed-rate and longer duration preferred jumbo loans during the quarter as investor demand for EverBank originated loans remained strong.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Loans HFI for the third quarter of 2014, as compared to the second quarter of 2014 and third quarter of 2013, were comprised of:

($ in millions)	Sep 30, 2014	Jun 30, 2014	Sep 30, 2013	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$6,007	$5,205	$4,623	15%	30%
Government insured pool buyouts	3,395	3,197	2,075	6%	64%
Total residential mortgages	9,402	8,402	6,699	12%	40%
Home equity lines	140	139	157	1%	(11)%
Other consumer and credit card	6	5	6	8%	(2)%
Total Consumer Banking	9,548	8,547	6,862	12%	39%

Commercial Banking:
Commercial real estate & other commercial	3,329	3,234	3,279	3%	2%
Mortgage warehouse finance	1,186	1,311	851	(10)%	39%
Lender finance	678	625	478	8%	42%
Commercial and commercial real estate	5,193	5,170	4,608	—%	13%
Equipment financing receivables	1,839	1,578	1,093	17%	68%
Total Commercial Banking	7,032	6,748	5,701	4%	23%

Total Loans HFI	$16,580	$15,295	$12,563	8%	32%

Total consumer banking loans HFI increased $1.0 billion, or 12%, compared to the prior quarter and $2.7 billion, or 39%, year over year, to $9.5 billion driven by strong residential mortgage loan growth. Residential loans increased $802 million, or 15%, in the quarter driven by retention of adjustable rate preferred jumbo loans.
Total commercial banking loans and leases HFI increased $284 million, or 4%, compared to the prior quarter and $1.3 billion, or 23%, year over year to $7.0 billion. Commercial real estate and other commercial loans increased $95 million, or 3%, to $3.3 billion, equipment financing receivables increased $262 million, or 17%, to $1.8 billion and lender finance increased $53 million, or 8%, to $678 million. Mortgage warehouse finance outstanding balances decreased $125 million, or 10%, compared to the prior quarter, to $1.2 billion.
Loan Origination Activities
Total originations were $3.1 billion and retained originations were $1.7 billion for the third quarter of 2014, increases of 5% and 4%, respectively, compared to the prior quarter driven by both commercial and consumer lending. Year to date, total retained originations were $4.3 billion.
Commercial originations were $754 million for the third quarter, an increase of 10% compared to the prior quarter and 115% year over year, driven by strong commercial and commercial real estate origination growth. Consumer originations were $2.3 billion for the third quarter of 2014, an increase of 3% compared to the prior quarter and a decrease of 15% year over year. Prime jumbo origination volume was $1.2 billion in the third quarter, an increase of 7% compared to the prior quarter and an increase of 55% year over year. The mix of purchase transactions for the third quarter was 59% of total originations and 72% of retail channel originations.

The following table presents total organic loan and lease origination information by product type:

($ in millions)	Sep 30, 2014	Jun 30, 2014	Sep 30, 2013	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,115	$1,125	$1,933	(1)%	(42)%
Prime jumbo loans	1,187	1,108	767	7%	55%
	2,302	2,233	2,700	3%	(15)%
Commercial originations
Commercial & commercial real estate	361	285	174	27%	107%
Equipment financing receivables	393	399	177	(1)%	122%
	754	684	351	10%	115%
Total organic originations	$3,056	$2,917	$3,051	5%	—%

Deposits
Total deposits were $14.5 billion at September 30, 2014, an increase of 4% compared to the prior quarter and an increase of 6% year over year. Commercial deposits were $2.4 billion, an increase of 31% compared to the prior quarter and 35% year over year, and represented 16% of total deposits at quarter end.
At September 30, 2014, as compared to the second quarter of 2014 and third quarter of 2013, our deposits were comprised of the following:

($ in millions)	Sep 30, 2014	Jun 30, 2014	Sep 30, 2013	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,084	$1,056	$1,366	3%	(21)%
Interest-bearing demand	2,941	2,802	2,999	5%	(2)%
Savings and money market accounts	5,160	4,864	5,186	6%	(1)%
Global market-based accounts	910	989	1,041	(8)%	(13)%
Time, excluding market-based	4,379	4,164	3,036	5%	44%
Total deposits	$14,474	$13,875	$13,628	4%	6%

Consumer deposits	$12,088	$12,050	$11,864	—%	2%
Commercial deposits	2,386	1,824	1,764	31%	35%
Total deposits	$14,474	$13,875	$13,628	4%	6%
Total other borrowings were $4.0 billion at September 30, 2014, compared to $3.8 billion in the prior quarter driven by increased Federal Home Loan Bank borrowings.
Capital Strength
Total shareholders' equity was $1.7 billion at September 30, 2014, an increase of 2% quarter over quarter and 7% year over year. The bank’s Tier 1 leverage ratio was 8.5% and the total risk-based capital ratio was 14.0% at September 30, 2014. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our common equity Tier 1 capital ratio at September 30, 2014 was 12.0% and our estimate of the fully phased-in Basel III common equity Tier 1 capital ratio was between 10.25% and 10.75%.

Credit Quality
Our adjusted non-performing assets were 0.50% of total assets at September 30, 2014, compared to 0.51% for the prior quarter and 1.01% at September 30, 2013. Net charge-offs during the third quarter of 2014 were $4 million, a decrease of $3 million, or 48%, compared to the prior quarter. On an annualized basis, net charge-offs were 0.09% of total average loans and leases held for investment, compared to 0.19% for the prior quarter and 0.30% for the third quarter of 2013.
Income Statement Highlights
Revenue
Revenue for the third quarter of 2014 was $235 million, an increase of $5 million, or 2%, from $229 million in the second quarter of 2014. The increase was driven by higher net interest income resulting from increased interest-earning assets.
Net Interest Income
For the third quarter of 2014, net interest income was $146 million, an increase of $6 million, or 4%, compared to the prior quarter. This increase resulted from a $1.7 billion, or 10%, increase in average interest-earning assets compared to the prior quarter, driven by higher residential mortgage loans HFI and loans HFS in addition to higher commercial loans and leases HFI, partially offset by higher average interest-bearing liabilities.
Net interest margin decreased to 3.02% for the third quarter of 2014 from 3.22% in the second quarter of 2014. The interest-earning asset yield declined 0.17% to 3.95%, driven by declines in both loans HFS and HFI yields. Partially offsetting this decline was a reduction in cost of total interest-bearing liabilities driven by lower cost of borrowings.
Noninterest Income
Noninterest income for the third quarter of 2014 was $88 million, a decrease of $1 million, or 1%, compared to the prior quarter. Gain on sale of loans was $48 million, flat compared to the prior quarter, driven by our loans held for sale activity including loan sales with an unpaid principal balance (UPB) of $2.2 billion. Net loan servicing income declined $2 million compared to the prior quarter driven by a $5 million decrease in loan servicing fee income resulting from the transfer of our default servicing UPB to Green Tree Servicing LLC in May 2014, partially offset by a $3 million valuation allowance recovery in the quarter.
Noninterest Expense
Noninterest expense for the third quarter of 2014 was $158 million, a decrease of $10 million, or 6%, compared to the prior quarter. Salaries, commissions and employee benefits were $91 million, a decrease of $4 million, or 5%, compared to the prior quarter driven by a full quarter benefit from the transfer of our default servicing platform in May 2014. General and administrative expense was $43 million, a decrease of $4 million, or 8%, compared to the prior quarter driven by a $2 million decrease in credit-related expenses and a $2 million decrease in other general and administrative expenses.
EverBank's efficiency ratio was 67%, compared to 73% in the prior quarter and 80% in the third quarter 2013.
Year to date, noninterest expense was $486 million, a 25% decrease from September 30, 2013. We continue to expect noninterest expense for the full year 2014 of $650 million.
Income Tax Expense
Our effective tax rate for the third quarter of 2014 was 38%, which was the same for the prior quarter and for the third quarter of 2013.

Segment Analysis for the Third Quarter of 2014

•
Consumer Banking pre-tax income was $49 million, a 14% increase compared to $43 million in the prior quarter driven by a 1% increase in net interest income after provision and an 8% decrease in noninterest expense, offset by a 6% decrease in noninterest income.

•
Commercial Banking pre-tax income was $47 million, a 20% increase compared to $39 million in the prior quarter, driven by an 8% increase in net interest income after provision and a 38% increase in noninterest income, offset by a 1% increase in noninterest expense.

•	Corporate Services had a pre-tax loss of $26 million, a 1% decrease compared to $26 million in the prior quarter driven by a 2% decline in noninterest expense.
Dividends
On October 23, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable on November 24, 2014, to stockholders of record as of November 12, 2014. Also on October 23, 2014, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on January 5, 2015, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of December 19, 2014.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, October 29, 2014 to discuss its third quarter 2014 results. The dial-in number for the conference call is 1-866-270-1533 and the international dial-in number is 1-412-317-0797, passcode is 10054361. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $20.5 billion in assets and $14.5 billion in deposits as of September 30, 2014. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Media	Investor Relations
Michael Cosgrove	Scott Verlander
904.623.2029	904.623.8455
Michael.Cosgrove@EverBank.com	Investor.Relations@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	September 30, 2014	December 31, 2013
Assets
Cash and due from banks	$57,835	$46,175
Interest-bearing deposits in banks	306,265	801,603
Total cash and cash equivalents	364,100	847,778
Investment securities:
Available for sale, at fair value	987,345	1,115,627
Held to maturity (fair value of $115,529 and $107,921 as of September 30, 2014 and December 31, 2013, respectively)	113,751	107,312
Other investments	194,314	128,063
Total investment securities	1,295,410	1,351,002
Loans held for sale (includes $768,909 and $672,371 carried at fair value as of September 30, 2014 and December 31, 2013, respectively)	871,736	791,382
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	16,579,951	13,252,724
Allowance for loan and lease losses	(57,245)	(63,690)
Total loans and leases held for investment, net	16,522,706	13,189,034
Equipment under operating leases, net	15,542	28,126
Mortgage servicing rights (MSR), net	441,243	506,680
Deferred income taxes, net	3,162	51,375
Premises and equipment, net	55,500	60,733
Other assets	940,943	814,874
Total Assets	$20,510,342	$17,640,984
Liabilities
Deposits:
Noninterest-bearing	$1,084,400	$1,076,631
Interest-bearing	13,389,105	12,184,709
Total deposits	14,473,505	13,261,340
Other borrowings	3,977,000	2,377,000
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	235,064	277,881
Total Liabilities	18,789,319	16,019,971
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized; 6,000 issued and outstanding at September 30, 2014 and December 31, 2013)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 122,994,480 and 122,626,315 issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	1,230	1,226
Additional paid-in capital	840,667	832,351
Retained earnings	780,234	690,051
Accumulated other comprehensive income (loss) (AOCI)	(51,108)	(52,615)
Total Shareholders’ Equity	1,721,023	1,621,013
Total Liabilities and Shareholders’ Equity	$20,510,342	$17,640,984

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest Income
Interest and fees on loans and leases	$180,913	$170,110	$509,708	$516,619
Interest and dividends on investment securities	9,627	13,376	29,276	44,439
Other interest income	116	493	388	1,108
Total Interest Income	190,656	183,979	539,372	562,166
Interest Expense
Deposits	26,755	24,437	72,804	77,827
Other borrowings	17,565	20,686	49,197	60,450
Total Interest Expense	44,320	45,123	122,001	138,277
Net Interest Income	146,336	138,856	417,371	423,889
Provision for Loan and Lease Losses	6,735	3,068	15,929	5,016
Net Interest Income after Provision for Loan and Lease Losses	139,601	135,788	401,442	418,873
Noninterest Income
Loan servicing fee income	35,900	50,713	122,934	140,068
Amortization of mortgage servicing rights	(19,572)	(30,438)	(59,170)	(101,461)
Recovery (impairment) of mortgage servicing rights	3,071	35,132	8,012	80,259
Net loan servicing income	19,399	55,407	71,776	118,866
Gain on sale of loans	47,920	51,397	129,474	209,545
Loan production revenue	5,783	10,514	15,709	30,066
Deposit fee income	3,828	4,952	11,696	15,167
Other lease income	3,910	6,506	12,621	19,388
Other	7,374	14,793	20,790	30,650
Total Noninterest Income	88,214	143,569	262,066	423,682
Noninterest Expense
Salaries, commissions and other employee benefits expense	90,781	111,144	283,734	340,080
Equipment expense	16,623	20,609	52,616	61,168
Occupancy expense	7,209	8,675	23,166	23,606
General and administrative expense	43,140	85,268	126,769	226,198
Total Noninterest Expense	157,753	225,696	486,285	651,052
Income before Provision for Income Taxes	70,062	53,661	177,223	191,503
Provision for Income Taxes	26,543	20,511	67,162	73,214
Net Income	$43,519	$33,150	$110,061	$118,289
Less: Net Income Allocated to Preferred Stock	(2,532)	(2,532)	(7,594)	(7,594)
Net Income Allocated to Common Shareholders	$40,987	$30,618	$102,467	$110,695
Basic Earnings Per Common Share	$0.33	$0.25	$0.83	$0.91
Diluted Earnings Per Common Share	$0.33	$0.25	$0.82	$0.89
Dividends Declared Per Common Share	$0.04	$0.03	$0.10	$0.07

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity and Tangible Assets
(dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Shareholders’ equity	$1,721,023	$1,679,448	$1,647,639	$1,621,013	$1,602,913
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	4,232	4,759	5,286	5,813	6,340
Tangible equity	1,669,932	1,627,830	1,595,494	1,568,341	1,549,714
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,519,932	$1,477,830	$1,445,494	$1,418,341	$1,399,714

Total assets	$20,510,342	$19,753,820	$17,630,948	$17,640,984	$17,612,089
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	4,232	4,759	5,286	5,813	6,340
Tangible assets	$20,459,251	$19,702,202	$17,578,803	$17,588,312	$17,558,890

EverBank Financial Corp and Subsidiaries

Regulatory Capital (bank level)
(dollars in thousands)		September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Shareholders’ equity		$1,769,205	$1,714,454	$1,686,414	$1,662,164	$1,648,152
Less:	Goodwill and other intangibles	(49,957)	(50,328)	(50,700)	(51,072)	(51,436)
	Disallowed servicing asset	(23,524)	(29,028)	(26,419)	(20,469)	(39,658)
	Disallowed deferred tax asset	—	(61,737)	(62,682)	(63,749)	(64,462)
Add:	Accumulated losses on securities and cash flow hedges	49,516	52,121	51,507	50,608	54,392
Tier 1 capital		1,745,240	1,625,482	1,598,120	1,577,482	1,546,988
Add:	Allowance for loan and lease losses	57,245	56,728	62,969	63,690	66,991
Total regulatory capital		$1,802,485	$1,682,210	$1,661,089	$1,641,172	$1,613,979

Adjusted total assets		$20,480,723	$19,660,793	$17,539,708	$17,554,236	$17,510,528
Risk-weighted assets		12,869,352	12,579,476	11,597,320	11,467,411	11,120,048

Regulatory Capital (EFC consolidated)
(dollars in thousands)		Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Shareholders’ equity		$1,721,023	$1,679,448	$1,647,639	$1,621,013	$1,602,913
Less:	Preferred stock	(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles	(49,957)	(50,328)	(50,700)	(51,072)	(51,436)
	Disallowed servicing asset	(23,524)	(29,028)	(26,419)	(20,469)	(39,658)
	Disallowed deferred tax asset	—	(61,737)	(62,682)	(63,749)	(64,462)
Add:	Accumulated losses on securities and cash flow hedges	51,108	53,936	53,647	52,615	56,879
Common tier 1 capital		$1,548,650	$1,442,291	$1,411,485	$1,388,338	$1,354,236

Risk-weighted assets		$12,875,007	12,583,537	11,600,258	11,469,483	11,120,445

EverBank Financial Corp and Subsidiaries

Non-Performing Assets(1)
(dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$23,067	$22,212	$47,835	$59,526	$60,066
Home equity lines	2,152	1,903	3,462	3,270	4,164
Other consumer and credit card	31	20	33	18	15
Commercial Banking:
Commercial and commercial real estate	46,819	44,172	23,884	18,569	76,662
Equipment financing receivables	6,803	6,475	5,446	4,527	4,171
Total non-accrual loans and leases	78,872	74,782	80,660	85,910	145,078
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	78,872	74,782	80,660	85,910	145,078
Other real estate owned (OREO)	24,501	25,530	29,333	29,034	32,108
Total non-performing assets (NPA)	103,373	100,312	109,993	114,944	177,186
Troubled debt restructurings (TDR) less than 90 days past due	16,547	16,687	73,455	76,913	79,664
Total NPA and TDR(1)	$119,920	$116,999	$183,448	$191,857	$256,850

Total NPA and TDR	$119,920	$116,999	$183,448	$191,857	$256,850
Government insured 90 days or more past due still accruing	2,632,744	2,424,166	1,021,276	1,039,541	1,147,795
Loans accounted for under ASC 310-30:
90 days or more past due	10,519	23,159	9,915	10,083	45,104
OREO	—	—	—	—	21,240
Total regulatory NPA and TDR	$2,763,183	$2,564,324	$1,214,639	$1,241,481	$1,470,989
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.45%	0.44%	0.56%	0.61%	1.07%
NPA to total assets	0.50%	0.51%	0.62%	0.65%	1.01%
NPA and TDR to total assets	0.58%	0.59%	1.04%	1.09%	1.46%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	15.65%	14.89%	7.72%	8.12%	9.87%
NPA to total assets	13.39%	12.90%	6.47%	6.60%	7.90%
NPA and TDR to total assets	13.47%	12.98%	6.89%	7.04%	8.35%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.